COLLABORATIVE RESEARCH AGREEMENT

This Agreement (the "Agreement") is made by and between Mayo Clinic having a place of business at 200 First Street SW, Rochester, MN 55905, (hereinafter referred to as "Mayo"), and Stella Diagnostics, Inc. having a place of business at 50 West Broadway, Suite 300, Salt Lake City, UT 84104 (hereinafter referred to as "Company"). This Agreement is made effective as of the last signature date (hereinafter referred to as the "Effective Date").

WHEREAS, Mayo possesses certain human biological samples, data, and has the right and is willing to provide Company with quantities of such samples and data for use in research as set forth herein.

WHEREAS, the Company contracts with mProbe to provide certain third party laboratory services, which services the Company expects to use in connection with the Research.

WHEREAS, Company desires to collaborate with Mayo to conduct research according to a research plan and any related amendments entitled "Mass spectroscopy analysis of proteomic biomarkers in Barrett's esophagus tissue with no history of cancer versus Barrett's esophagus tissue with a history of cancer" (the "Research"), attached hereto as Exhibit A and incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein, the parties agree as follows:

1. DEFINITIONS:

1.1 "Applicable Law" means all applicable laws, regulations, guidelines and ethical standards, and generally-accepted practices governing the sourcing, handling, storage, banking, transport, use, disposal, releasing, transferring, disposal, import or export of Samples and associated data including laws, regulations and guidelines governing data protection and privacy, including without limitation, HIPAA.

1.2 "De-identified" means biological samples and/or patient data that comply with the de-identification requirements at 45 C.F.R. § 164.514(b) of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations (45 C.F.R. parts 160 to 164) (collectively, "HIPAA").

1.3 "Mayo Data" means Mayo De-identified clinical data associated with the Samples as well as De-identified data derived from the Samples by Mayo as listed in Exhibit A (which Exhibit may be modified from time to time by written agreement of the Parties).

1.4 "Party" means Mayo or Company, as applicable, and "Parties" means, collectively, Mayo and Company.

1.5 "Principal Investigator" shall mean Christopher Hartley, M.D.

1.6 "Research" means those research purposes for which the Parties intend to use the Samples and Mayo Data as set forth in Exhibit A.

1.7 "Samples" means the biologic samples listed in Exhibit A (which Exhibit may be modified from time to time by written agreement of the Parties).

2. **SUPPLY OF SAMPLES AND MAYO DATA TO COMPANY.**

2.1 Mayo shall provide Company with quantities of Samples and Mayo Data that are either De-Identified or a Limited Data Set, as applicable, for use in the Research.

2.2 Mayo and Company shall agree on the dates of delivery for the Samples and Mayo Data to be supplied hereunder.

2.3 Company shall be granted a License to use the Mayo Data as provided in the License attached hereto as Exhibit C.

3. PERMITTED USE AND DISTRIBUTION OF TISSUE.

3.1 Mayo hereby grants to Company the right to use the Samples and Mayo Data according to the terms of this Agreement for the Research. Mayo agrees to make the Samples and Mayo Data available to Company on the following conditions: (a) The Samples and Mayo Data are owned by Mayo; (b) Company has no rights to the Samples and Mayo Data other than the specific use in the Research; (c) The Samples and Mayo Data may only be used by the Company, central lab or other contracted party ("Designee") who agrees to comply with the same restrictions and conditions set forth in this Agreement to perform Research and may not be stored for future unspecified use; (d) The Samples and Mayo Data may not be sold; nor transferred or access offered to any third party, except a Designee; (e) Company shall not attempt to re-identify any of the Samples or Mayo Data to the identity of the research subject or contact the research subject; (f) At the conclusion of the Research, the unprocessed Samples are either returned to Mayo or destroyed and confirmation of destruction provided upon Mayo's written request; and (g) Any future use of the Samples and Mayo Data requires approval and an amendment to this Agreement and may require additional patient consent as directed by the IRB. The Company agrees to accept responsibility for any and all subcontractors engaged by the Company who may provide services using the Samples and Mayo Data under this Agreement.

3.2 Company agrees:

(a) to comply with all Applicable Law with respect to handling, storing, banking, transporting, using and disposing of the Samples and Mayo Data;

(b) to handle, store, bank, transport, use and dispose the Samples and Mayo Data solely for purposes of the Research in accordance with the provisions of this Agreement and Mayo's instructions and not further to process the Samples or Mayo Data in any other manner, unless in accordance with written instructions or consent from Mayo;

(c) not to transfer, distribute or release Samples and Mayo Data to any person other than the officers, employees, or agents of Company only in accordance with Applicable Law, this Agreement or Mayo's written instructions;

(d) to use reasonable efforts to notify Mayo immediately if Company becomes aware that the Samples or Mayo Data includes information that either directly or indirectly, personally identifies or could be used to personally identify an individual or otherwise constitutes "protected health information" as defined at 45 C.F.R. § 160.103;

(e) to use reasonable efforts to notify Mayo in writing if Company becomes aware of any unauthorized access, use, or disclosure of Samples or Mayo Data. The notification will identify to the exist known by Company: (i) the nature of the such unauthorized use or disclosure; (ii) the Mayo Data used or disclosed; (iii) who made the unauthorized use or disclosure; (iv) who received the unauthorized use or disclosure; (v) what corrective action the Company took or will take to prevent further unauthorized uses or disclosures; (vi) what the Company did or will do to mitigate any deleterious effect of the unauthorized use or disclosure; and (g) other information as Mayo may reasonably request.;

3.3 Company shall ensure that its employees, officers and agents who work with any of the Samples and Mayo Data pursuant to this Agreement use, handle and store the Samples and Mayo Data in compliance with this Agreement and all Applicable Laws.

3.4 Subject always to its obligations under sections 3.1 and 3.2, Company shall fully document by a written record any transfer or disclosure of the Samples and Mayo Data to any third party.

3.5 Company shall provide Mayo with the data and results for any testing performed by Company on the Samples and Mayo Data hereunder, which Mayo may use for any purpose , and provided that Company will not be obligated to provide any form of confidential or proprietary information.

4. **BUDGET**

Budget and payment terms attached as Exhibit B.

5. **OBLIGATIONS, REPRESENTATIONS AND WARRANTIES.**

5.1 Mayo represents and warrants that the Samples and Mayo Data have been or will be collected pursuant to all Applicable Laws, regulations, and government guidelines and that it has the authority to provide, and has obtained all necessary consents and has complied with all Applicable Laws necessary to provide the Samples and Mayo Data to Company hereunder, and to permit Company to use the Samples and Mayo Data as contemplated by this Agreement.

5.2 Mayo warrants and represents that all employees and representatives engaged in the sourcing, handling, preparation and supply of the Samples and Mayo Data pursuant to Mayo's obligations under this Agreement are appropriately qualified and trained individuals and either are, or operate under the supervision of, a clinically competent technical staff.

6. **PUBLICITY/USE OF NAME.**

Neither Party shall use the names or trademarks of the other Party or of any of the other Party's affiliated entities in any advertising, publicity, endorsement, or promotion unless the other Party has provided prior written consent for the particular use contemplated. With regard to the use of Mayo's name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following E-mail address: BusinessRelations@mayo.edu at least TEN business days prior to date on which a response is needed. The terms of this section survive the termination, expiration, non-renewal, or rescission of this Agreement. The Parties agree that use of name as required by applicable law or regulation, including without limitation, as required by the rules of the U.S. Securities and Exchange Commission, or any stock exchange or listing agency, do not constitute a breach of the obligations in this Section 6. Additionally, Company may use Mayo's name in lists of its agreements maintained or disclosed in the usual course of its business but not for promotional purposes.

7. **TITLE; INTELLECTUAL PROPERTY RIGHTS.**

All Mayo rights, title, and interest in and to the Samples and Mayo Data supplied hereunder shall remain with Mayo notwithstanding the transfer to and use by Company hereunder. It is expressly agreed that neither Mayo nor Company transfers by operation of this Agreement to the other Party any right in or license to any patents, copyrights, data or other proprietary right owned or controlled as of the Effective Date of the Agreement or arising outside of this Agreement. All rights (including all intellectual property rights), title and interest in and to the results of the Research shall be owned by Party that generates same. In event patentable inventions arise in the course of performance of the Research, inventorship will be determined in accordance with U.S. patent law. Mayo hereby grant to Company an option to negotiate an exclusive, royalty-

bearing, worldwide license, with the right to grant sublicenses, to Mayo's rights to any intellectual property arising from the Research under commercially reasonable terms. Mayo hereby grant to Company a non-exclusive, perpetual, fully-paid and royalty-free right and license, with the right to grant sublicenses, under Mayo's interest in any intellectual property arising in the course of performance of the Research, to use for any research and development purposes, including regulatory filings. Mayo represents and warrants that Principal Investigator and its other personnel performing the Research are obligated in writing to assign to Mayo any intellectual property that arises from the Research.

8. **CONFIDENTIALITY.**

8.1 To facilitate the Research, the Parties may exchange proprietary, confidential information ("Confidential Information"). Each Party agrees to keep the other Party's Confidential Information in strict confidence and not to disclose it to any third party other than an affiliate, agent, representative or consultant informed of and bound by the obligations of confidentiality as set forth herein, or otherwise use the other Party's Confidential Information for any purpose other than as expressly permitted herein, without the prior written consent of the other Party. Accordingly, each Party agrees to treat the other Party's Confidential Information that it receives as it would its own proprietary information and to take reasonable precautions to prevent the unauthorized disclosure to any third party of such Confidential Information. The obligation of confidentiality shall not apply, however, to Confidential Information which:

(a) at the time of disclosure to the receiving Party, is published, known publicly or is otherwise in the public domain; or

(b) after disclosure to the receiving Party, is published or becomes publicly known or otherwise becomes part of the public domain through no fault of the receiving Party; or

(c) prior to the time of disclosure to the receiving Party, is known to the receiving Party, as evidenced by its written records; or

(d) has been or is disclosed to the receiving Party in good faith by a third party who was not, or is not, under any obligation of confidentiality or secrecy to the disclosing Party at the time of the third-party disclosure to the receiving Party; or

(e) is independently developed by or on behalf of the receiving Party without use of the Confidential Information, as evidenced by its written records.

8.2 All information marked confidential or otherwise identified as such supplied to the receiving Party in written, oral or recorded form shall be deemed to be confidential. All such Confidential Information shall at the disclosing Party's reasonable request be

returned to it, except that one (1) copy of all Confidential Information may be retained by the receiving Party for the purpose of determining compliance hereunder.

8.3 Either Party may allow limited disclosure to a court only to the extent as required by order of court or another body of competent legal jurisdiction to be disclosed, provided that the receiving Party promptly notifies the disclosing Party of such legal requirement to provide an opportunity to intervene to limit or protect the disclosure.

8.4 The obligations of the Parties under this Article 8 shall continue until five (5) years from the expiration or termination of the Research, at which point such obligations shall terminate automatically in full.

9. **PUBLICATION.**

9.1 Company, Mayo and Principal Investigator intend for the initial publication arising out of the Research will be a joint publication with authorship determined in accordance with scientific custom. The final version of the joint scientific manuscript shall include a disclosure of Company's involvement in the preparation of the scientific manuscript, consistent with the ICMJE guidelines. The parties recognize and agree that in order to be listed as first author, Principal Investigator shall:

i. Meet the criteria established by International Committee of Medical Journal Editors ("ICMJE") guidelines and;

ii. Have opportunity to guide, review, and modify the scientific manuscript throughout the development process and;

iii. Help ensure that the scientific manuscript is objective and unbiased.

Consistent with the requirements of 9.1 above, the Parties agree that Principal Investigator will be the first author on joint manuscript.

9.2 Subject to the terms of this Agreement, and after the planned joint publication described in 9.1 above, Mayo and Principal Investigator shall have the right to independently publish the results of the Research. Prior to submission for any public disclosure of the data or results generated in the performance of the Research, including but not limited to disclosure of manuscripts, abstracts, posters and other materials (hereinafter, "Publication"), Mayo and/or Principal Investigator will provide Company with at least thirty (30) days for review of the Publication. Upon reasonable request, Company, will arrange expedited reviews for abstracts, poster presentations or other materials as appropriate. Notwithstanding the foregoing, no Publication that incorporates Company Confidential Information (excluding results of the Research) will be submitted for publication without Company's prior written consent. If requested in writing, Mayo and Principal Investigator will withhold such Publication for up to an additional sixty (60) days to allow for filing of a patent application or to implement revisions, improvements or further validation deemed necessary by the Company, including removal of Company

Confidential Information if requested. Mayo and Principal Investigator warrant the compliance of all Mayo personnel involved with the Research with the provisions of this paragraph.

10. **TERMINATION.**

Either Party may terminate this Agreement at any time upon thirty (30) days' prior written notice to the other Party. Within thirty (30) days after termination of this Agreement, Company shall return to Mayo, or at Mayo's written request, destroy all unused Samples that remain in Company's possession.

11. **INDEMNIFICATION.**

Company agrees to defend, indemnify and hold harmless Mayo and its affiliates, and their directors, officers, employees, agents and representatives from any third party loss, claim, damage or liability of any kind (each a "Claim") and associated expenses (including reasonable attorney's fees) arising out of Company's use, storage and handling of the Samples and Mayo Data provided hereunder and its use of the data and results generated in the course of conducting the Research. Mayo will be responsible for its use, storage and handling of any results or data from Company.

12. **ASSIGNMENT.**

Neither Party shall assign this Agreement to any third party or entity without the prior written consent of the other Party, and any purported assignment without such consent shall be void. Notwithstanding the foregoing, Company may assign its rights or obligations under this Agreement in connection with a merger or similar reorganization or sale of all or substantially all of its assets to which this Agreement relates, without the prior written consent of Mayo.

13. **SURVIVAL.**

Termination of this Agreement by either Party shall not affect the rights and obligations of the Parties accrued prior to the date of the termination. Any rights or obligations set forth herein which by their nature are intended to extend beyond the term of the Agreement shall survive the expiration or termination of the Agreement.

14. **SEVERABILITY.**

If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, invalid, void or unenforceable, the offending term or provision shall be deleted, and if possible, replaced by a term or provision which, so far as practicable achieves the legitimate aims of the Parties.

15. **RELATIONSHIP BETWEEN THE PARTIES.**

Both Parties, for all purposes related to this Agreement, shall be deemed as independent contractors. Nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint ventures.

16. **NO WAIVER.**

The failure of either Party to require performance by the other Party of any of that other Party's obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party hereto of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof.

17. **NOTICES.**

Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by first-class mail, postage prepaid, at the addresses shown below (or any other address as the Parties may notify each other in writing):

For Company:

Stella Diagnostics, Inc.
50 West Broadway, Suite 300
Salt Lake City, UT 84104
Attention: Dr. Joe Abdo
Email: joeabdo@stelladx.com

For Mayo:

Mayo Clinic
200 First Street. SW
Rochester, MN 55905
Attention: Julie C. Johnson
Email: lcaismct@mayo.edu

18. **ENTIRE AGREEMENT; AMENDMENTS.**

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.

19. **INSURANCE.**

Each of the Parties will maintain liability insurance or self-insurance sufficient to cover the obligations under this Agreement with coverage against loss from such risks and in such amounts as is customary for well-insured companies or institutions engaged in similar businesses or services, including comprehensive liability coverage.

20. **COMPLIANCE WITH LAWS.**

Nothing contained in this Agreement shall require or permit either Party to do any act inconsistent with the requirements of any applicable law, regulation or executive order, as the same may be in effect from time to time.

21. **GOVERNING LAW.**

This Agreement shall be governed by and construed in accordance with the laws of Minnesota without regard to choice of law provisions.

22. **WARRANTY DISCLAIMER.**

EXCEPT AS EXPLICITY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE MARKETABILITY, USE OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE RESEARCH RESULTS DEVELOPED UNDER THIS WORK, OR THAT SUCH RESULTS DO NOT INFRINGE UPON ANY THIRD PARTY PROPERTY RIGHTS. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES.

MAYO SHALL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM COMPANY'S USE OF MAYO DATA AND SAMPLES UNDER ANY THEORY OF LAW. MAYO DATA AND SAMPLES ARE PROVIDED 'AS IS' AND MAYO MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR USE INCLUDING THAT SUCH USE WOULD NOT RESULT IN INFRINGEMENT OF THIRD PARTIES' INTELLECTUAL PROPERTY RIGHTS.
DATA AND RESULTS FROM COMPANY ARE PROVIDED 'AS IS' AND COMPANY MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR USE INCLUDING THAT SUCH USE WOULD NOT RESULT IN INFRINGEMENT OF THIRD PARTIES' INTELLECTUAL PROPERTY RIGHTS.

23. **COUNTERPARTS.**

This Agreement may be executed in any number of counterparts which, when taken together, will constitute one original, and photocopy, facsimile, electronic, including digital signatures, or other copies shall have the same effect for all purposes as an ink-

signed original. Each Party hereto consents to be bound by photocopy, facsimile or electronic signatures of such party's representative hereto.

24. **EXPORT CONTROLS.**

The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person's List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violation, and cooperate with the other Party in any subsequent investigation and defense, be they civil or criminal.

IN WITNESS THEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or representatives.

Stella Diagnostics, Inc.

DocuSigned by:

By: Joe Abdo Date: 2/8/2021

FFCE532EAED54F4...

Name: Joe Abdo, PhD

Title: CEO

Mayo Clinic

DocuSigned by:

By: Brenda L. Burns Date: 2/8/2021

Name: Brenda L. Burns

Title: Sr. Contract Manager

Reviewed by LCA Contract Manager
Mayo Clinic use only

STE-274331

Exhibit A
Research Plan

Mayo will provide the following Samples and Mayo Data to Company:

Mayo will provide Company with 100 archived samples of Barrett's esophagus tissue along with deidentified data about the samples.

Description of Research:

1) The quantification of oncogenic biomarkers assessed will not be statistically significant between Barrett's esophagus (BE) tissue that never progressed over a 10 year period compared to normal esophageal mucosa, and we expect higher expression of these novel markers in group D and E. 2. Low expression cutoffs will be established with normal samples (Group A). 2. Panel will predict (blindly) the 25 samples that are from Group D at an 80% success rate. 3. Overexpression levels will be established using EAC samples (Group E). 4.Quantify expression differences between Group B and Group C (can the test predict progression to high grade dysplasia?)

MAYO CLINIC

Exhibit B - Budget and Payment Terms

PI Name: Christopher Hartley, M.D.

Funding Proposal Number: FP00114614

Study Title: Mass Spectroscopy Analysis of Proteomic Biomakers in Barrett's Esophagus Tissue with No History of Cancer versus Barrett's Esophagus Tissue with History of Cancer							
Funding Source:							
		Period 1		**Period 2**		**Total**	
Personnel:							
Inclusive of principal investigator and co-investigator		$	16,983.00	$	17,663.00	$	34,646.00
Supplies and External Services:							
Histology supplies		$	1,100.00	$	-	$	1,100.00
Direct Totals:		$	18,083.00	$	17,663.00	$	35,746.00
Overhead:	**59%**	$	10,669.00	$	10,421.00	$	21,090.00
Total Budget:		**$**	**28,752.00**	**$**	**28,084.00**	**$**	**56,836.00**

PAYMENT TERMS		
Invoice on Execution of Agreement (50%)	$	28,418.00
Invoice on Submission of Report (50%)	$	28,418.00

Exhibit C
License Agreement
Mayo Case No. 2018-475

As consideration for the nonexclusive license granted by Mayo for access to the proprietary De-identified Mayo Data, COMPANY shall make a TWENTY THOUSAND DOLLARS ($20,000) license payment to Mayo. The license payment is due on the later of receipt of the De-identified Mayo Data or within thirty (30) days of the execution of this Agreement. Company's failure to make such license payment shall result in the immediate termination of the license. For avoidance of doubt, (i) the nonexclusive, nonsublicenseable license only provides for use of the deidentified Mayo Data solely as provided for in this Agreement and (ii) the De-identified Mayo Data will not be transferred or sold by Company to any third party without Mayo's prior written consent. The license payment must be remitted using the payment instructions provided below in this Exhibit.

THE DATA IS PROVIDED "AS IS," "WITH ALL FAULTS" AND "WITH ALL DEFECTS," AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE DATA. COMPANY AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS LICENSE AGREEMENT, WHETHER TO OR BY COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO'S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF LICENSE PAYMENT THAT HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

PAYMENT INSTURCTIONS:
Make Check Payable To:

Mayo Foundation for Medical Education and Research
Federal Tax ID# 41-1506440
Checks must be in US Dollars and drawn from a US Bank

Send Payment To:

Mayo Foundation for Medical Education and Research
ATTN: Mayo Clinic Ventures
MN BioBusiness Center 4
200 First Street SW
Rochester, MN 55905

Wire Transfer Instructions:

US Bank
Rochester Branch
155 First Avenue SW
Rochester, MN 55902, U.S.A.
SWIFT: [***]
ABA#: [***]
Mayo Foundation for Medical Education and
Research Account #: [***]

Reference: Mayo Clinic Ventures

License Contact Information:

Mayo Clinic Ventures
Attn: Ventures Operations
MN BioBusiness Center 4
200 First Street SW
Rochester, MN 55905
Phone: (507) 293-3900
Facsimile: (507) 284-5410
Email: mayoclinicventures@mayo.edu